Exhibit 5.3

October 2, 2013

Kilroy Realty Corporation

Suite 200

12200 West Olympic Boulevard

Los Angeles, California 90064

Re:	Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Resale of up to Five Million Six Hundred Forty Thousand Nine Hundred Thirty-Nine (5,640,939) shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), issuable upon exchange of the 4.25% Exchangeable Senior Notes Due 2014 (the “Notes”) of the Company’s Operating Partnership, Kilroy Realty, L.P. (the “Operating Partnership”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2013. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997; Articles Supplementary filed with the Department on February 6, 1998; Articles Supplementary filed with the Department on April 20, 1998; Articles Supplementary filed with the Department on October 15, 1998; Articles Supplementary filed with the Department on November 25, 1998; Certificate of Correction filed with the Department on March 4,

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

1999; Articles Supplementary filed with the Department on December 10, 1999; Articles Supplementary filed with the Department on December 30, 1999; Articles Supplementary filed with the Department on October 23, 2003; Articles Supplementary filed with the Department on March 11, 2004; Articles Supplementary filed with the Department on March 11, 2004; Articles Supplementary filed with the Department on December 3, 2004; and Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on October 2, 2008; Articles Supplementary filed with the Department on October 2, 2008; Articles of Amendment filed with the Department on May 27, 2009; Articles of Restatement filed with the Department on February 2, 2010; Articles Supplementary filed with the Department on March 23, 2012, Articles Supplementary filed with the Department on May 23, 2012; Articles of Restatement filed with the Department on May 23, 2012; Articles Supplementary filed with the Department on August 14, 2012 and Articles Supplementary filed with the Department on December 19, 2012;

(ii)	the Second Amended and Restated Bylaws of the Company, adopted as of December 11, 2008, as amended by Amendment No. 1 to the Second Amended and Restated Bylaws, adopted as of May 27, 2009 (together, the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors (the “Board of Directors”) of the Company, dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company, or a committee thereof, on January 28, 1997, September 19, 2008, February 25, 2009, April 13, 2009, May 19, 2009, May 29, 2009, October 8, 2009, November 16, 2009 and February 18, 2010 (collectively, the “Directors’ Resolutions”);

(v)	the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated March 5, 2004, as amended by the First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 7, 2004, the Second Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 2, 2008 and the Third Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of May 21, 2009, the Sixth Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of March 27, 2012, and the Seventh Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of August 15, 2012 (together, the “Partnership Agreement”);

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

(vi)	a specimen stock certificate representing shares of Common Stock (the “Common Stock Certificate”);

(vii)	the Indenture, dated as of November 20, 2009 (the “Indenture”), by and among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Notes;

(viii)	the global note, dated November 20, 2009, registered in the name of the Depository Trust Company or its nominee Cede & Co., representing the Notes (the “Global Note”);

(ix)	the Registration Rights Agreement, dated as of November 20, 2009, by and among the Company, the Operating Partnership and the initial purchasers of the Notes (the “Registration Rights Agreement”);

(x)	the Registration Statement filed by the Company with the Commission under the Act, the related prospectus supplement, dated October 2, 2013, and the final base prospectus dated October 2, 2013;

(xi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(xii)	a certificate of two officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions, and as to the authorized, issued and outstanding Common Stock of the Company, and the form, execution and delivery of, among other things, the Indenture, the Registration Rights Agreement, the Partnership Agreement, the Global Note, and the form of the Common Stock Certificate; and

(xiii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	each of the parties (other than the Company) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)	the actions documented by the Directors’ Resolutions were taken at duly called meetings of directors at which a quorum of the Board of Directors or a committee thereof, as the case may be, was present, by the affirmative vote of a majority of the entire Board of Directors of the Company, or a committee thereof, as the case may be, or by unanimous written consent by all incumbent members of the Board of Directors of the Company, or a committee thereof, as the case may be, all in accordance with the Charter and Bylaws of the Company;

(f)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940, as amended;

(g)	the Notes were issued under the Indenture and will be exchangeable into cash and/or the Shares subject to, and in accordance with, the terms of the Notes and the Indenture;

(h)	the Notes were issued in book entry form, represented by the Global Note, and have been authenticated by the Trustee in accordance with and subject to the terms of the Indenture;

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

(i)	upon the issuance of the Shares subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which the Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(j)	none of the Shares will be issued or transferred in violation of the provisions of Article IV, Section E of the Charter of the Company relating to restrictions on ownership and transfer of shares of capital stock of the Company; and

(k)	the Operating Partnership has been duly formed and is validly existing as a limited partnership under the laws of the State of Delaware; and

(l)	the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and when such Shares are issued and delivered by the Company upon exchange of the Notes in accordance with the terms of the Notes, the Indenture and the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP